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ShiftPixy™

NEXT-GEN PLATFORM FOR WORKFORCE MANAGEMENT & ENGAGEMENT

- Minimize or eliminate job provider administrative burdens
- Real-time connections between shift providers and shift seekers
- Designed for the new Gig Economy opportunities and challenges


GIG ECONOMY TODAY
WE NOW LIVE IN A VITAL AND GROWING GIG ECONOMY
upwork
TaskRabbit

MOBILE IS THE NORM FOR MILLIONS IN THE GIG ECONOMY

Millennials are the largest age group in the workforce

44%
of US Adults

90M+
People

$792B
Gig Work Transactions

Participation in Gig Economy Transactions

Source: http://time.com/4169532/sharing-economy-poll

Source: https://www.prnewswire.com/news-releases/total-spending-on-us-gig-work-close-to-800-billion-300331650.html

THE RAPID RISE OF INDEPENDENT WORKERS

is expected to keep growing to 48% of the US workforce by 2021.

40%
Of U.S. Workers Are Doing Freelance Work In 2015

30%
Increase Since 2011

Source: https://www.mbopartners.com/state-of-independence

SHIFTERS ARE IN NEED OF:

On-Demand Economy for Flexibility

Independence and Extra Income

Access to Healthcare Benefits


THE PAIN
SHIFTERS' PROBLEMS:
Less than 30 hr/wk = no ACA insurance mandated coverage required
12% of employers plan to reduce work hours due to ACA
Shift workers need more shifts to maintain income

Operators' Problems:

CHANGING REGULATORY ENVIRONMENT

- Companies with 50+ employees = mandated ACA coverage
- Employers need more shift workers for fewer hours
- Recruiting and Onboarding Burden
- Insurance Requirements
- Workforce Disruption


THE $8,000 PER EMPLOYEE PAIN*
REPORTING
PAYROLL
TAX
RECRUITING
EMPLOYEEE EVENTS
AUDIT
HUMAN RESOURCES
COMPLIANCE
COST CONTAINMENT
WORKERS COMP
Client Company
EMPLOYEE PAPERWORK
SAFETY
ACA
BENEFIT ADMIN
ON BOARDING
1094 & 1095
LOOK BACK PERIODS
MEC
MULTI-POINT COMPLIANCE BURDEN

TRANSFER OF EMPLOYEES TO SHIFTPIXY AS EMPLOYER OF RECORD ALLOWS OUR CLIENTS TO:

Shift the risk of regulatory challenges away from their business.

&

Eliminate onboarding and off boarding burden

PROVIDE A DISRUPTIVE NEXT-GEN

delivery of required insurance products, regulatory compliance and proprietary human administration tools coupled with an on-demand labor force.

CLOUD BASED SOFTWARE AS A SERVICE (SAAS) DELIVERY

ShiftPixy™

staffing administrative services + payroll + insurance services + human resources management

Combine to create an on-demand workforce Ecosystem

BENEFITS OF SHIFTPIXY ECOSYSTEM

Greater access to shifters + shifts via on-demand workforce

&

No recruiting, on-boarding, termination administration

THE SHIFTPIXY ECOSYSTEM



SHIFTPIXY'S CLIENTS' GAIN

Integrated workforce management

+

Powerful scheduling and recruiting platform

shift staff duties & demands while keeping costs low

access a large, local on-demand workforce

extend earning potential for "home team" shift workers



WORK/LIFE BALANCE

Access to more shifts and healthcare benefits

26

MILLION

Part-time workers in the United States

Source: https://www.statista.com/statistics/192342/unadjusted-monthly-number-of-part-time-employees-in-the-us/

Initially targeting hotel and restaurant industries (13M workers)

➡

Uses an already existing, well-established network of business insurance agents to introduce our products to their own clients based on insurance coverage and compliance needs

➡

Additional revenue opportunities once clients and shift workers are in the ShiftPixy ecosystem

- Secured a variety of insurance coverages to support client onboarding
- Started phased development of proprietary client support applications
- Commenced building and training staff for client support
- Filed Reg A+ in June 2016
- Launched limited beta of the ShiftPixy mobile application on Labor Day 2016
- Rapidly securing best in class national agency sales channel partnerships

SHIFTPIXY'S 1ST YEAR REVENUE GROWTH


$21.3 Million
$13.3 Million
$1.4 Million
$900,000
Q1 - 11/30/15
Q2 - 2/29/15
Q3 - 5/31/15
Q4 - 8/31/16

Q1 Audited; Q2 &3 Reviewed; Q4 Compiled Year 1 Revenue **$36 Million** (Unaudited)

REVENUE COMPOSITION


5%
Fee Income
10%
Premiums
15%
Taxes
70%
Wages

UNDER THE HOOD - TECHNOLOGY ARCHITECTURE


amazon
SHIFTER
EMPLOYER
BANK

Use of Proceeds	Amount
Accelerated technology platform development	$14,000,000
Insurance reserves	$25,000,000
Personnel infrastructure	$3,500,000
Working capital	$2,500,000
Financing & SEC Legal	$5,000,000
Total	$50,000,000

SHIFTPIXY'S 24 MONTH MILESTONES



$2 billion in revenue
2,000 Shift Provider Clients in the ShiftPixy Ecosystem
100,000 Shifters in the ShiftPixy Ecosystem
Operating margin of 15%
$200 million In insurance reserves
Entry to new vertical and Geographical markets


ShiftPixy™
THANK YOU FOR YOUR INTEREST.
1 Venture, Irvine, CA 92618
P | 888.798.9100 www.ShiftPixy.com

DISCLOSURE STATEMENT

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link: https://www.sec.gov/Archives/edgar/data/1675634/000147793216011968/shiftpixy_1a.htm

No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information on our website or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.